SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 6, 2005

THE TJX COMPANIES, INC.
(Exact name of Registrant as specified in charter)

DELAWARE	1-4908	04-2207613
(State or other jurisdiction of incorporation)	(Common File Number)	(I.R.S. employer identification No.)

770 Cochituate Road, Framingham, MA 01701
(Address of Principal Executive Offices) (Zip Code)

(508) 390-1000
Registrant’s Telephone Number (including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On December 6, 2005, the Board of Directors of The TJX Companies, Inc., or TJX, adopted the following compensation arrangements for non-employee directors beginning in the fiscal year ending in 2007:
•	Annual retainer of $40,000 for each director.

•	Annual retainer of $10,000 for each Committee chair.

•	Fee of $1,500 for each Board meeting attended.

•	Fee of $2,000 for each Committee meeting attended as a Committee member or $2,500 for each Committee meeting attended as Committee Chairperson.

•	Additional annual retainer of $70,000 for the Lead Director.

•	No annual stock option grant.

•	Two annual deferred share awards, each representing shares of TJX common stock valued at $50,000. One award vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests based on service as a director until the annual meeting next following the award and is payable with accumulated dividends in stock at the same time as the first award, or, if an irrevocable advance election is made, upon vesting.

•	Reimbursement for customary expenses for attending Board and committee meetings.
The Executive Committee is excluded from the above committee-specific compensation. Directors may participate in TJX’s General Deferred Compensation Plan. TJX does not provide retirement benefits or insurance for non-employee directors. The Stock Incentive Plan was amended to eliminate the annual director option grant and to provide for the deferred share grants described above.
The Lead Director will receive a one-time payment of $35,000, payable February 1, 2006 in recognition of his services in connection with the CEO transition.
The Corporate Governance Principles were amended to provide that each non-employee director’s equity ownership should grow over five years to, and be maintained at, a minimum of $200,000 (including shares owned directly and vested deferred shares but excluding unexercised options).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE TJX COMPANIES, INC.
/s/ Jeffrey G. Naylor
Jeffrey G. Naylor
Senior Executive Vice President and Chief Financial Officer

Dated: December 12, 2005

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